Exhibit 10.5

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This SETTLEMENT AGREEMENT AND MUTUAL RELEASE (this “Agreement”) is entered into on July 29, 2016 (the “Execution Date”), by and between BMR-PACIFIC RESEARCH CENTER LP, a Delaware limited partnership (“BMR”), and STEMCELLS, INC., a Delaware corporation (“StemCells” and, individually with BMR, a “Party” and, together, the “Parties”), as follows:

RECITALS

A. WHEREAS, on or about December 2, 2010, StemCells entered into a written lease with BMR (the “Original Lease” and, as the same may have been amended, restated, supplemented or otherwise modified from time to time, the “Lease”), pursuant to which StemCells leased approximately 42,885 square feet of commercial real property commonly known as 7707 Gateway Boulevard, Newark, California (the “Premises”). The commencement date of the Lease was July 9, 2011. The term of the Lease was for approximately one hundred thirty-four (134) months and is scheduled to terminate on September 8, 2022.

B. WHEREAS, on or about July 15, 2011, StemCells commenced occupancy of the Premises. StemCells continues to possess the Premises as of the Execution Date.

C. WHEREAS, on or about May 31, 2016, StemCells’ board of directors approved a plan to wind down StemCells.

D. WHEREAS, on or about June 30, 2016, BMR commenced a civil lawsuit against StemCells for, inter alia, breach of lease in the Alameda County Superior Court, case no. RG16821619, seeking damages, attorneys’ fees and costs (the “Action”). StemCells denies BMR’s claims in the Action.

E. WHEREAS, the Parties desire to (1) compromise and settle the dispute between them; (2) provide for dismissal with prejudice of the Action; (3) provide for the payment of settlement funds by StemCells to BMR; (4) terminate the Lease and (5) release each other from further claims.

AGREEMENT

NOW, THEREFORE, in consideration of the following covenants and obligations, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1. Incorporation of Recitals. Each and every Recital hereinabove is incorporated herein by this reference as though fully set forth herein.

2. Definitions. Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

3. Termination of Lease. BMR and StemCells agree to terminate the Lease effective as of 11:59 p.m. on the Execution Date, subject to the fulfillment of the following conditions (the “Conditions”):

(a) StemCells shall pay BMR Eight Hundred Thousand Dollars ($800,000) as a complete accord and satisfaction for all amounts currently or later due under the Lease (the “Settlement Amount”) in a lump sum payable on or before August 15, 2016 (the “Payment Date”), in accordance with the wire instructions attached as Exhibit A hereto;

(b) BMR shall retain StemCells’ entire Security Deposit of Three Hundred Thirty-Two Thousand Eight Hundred Thirteen and 20/100 Dollars ($332,813.20). StemCells expressly waives any claim to a return of all or any part of the Security Deposit; and

(c) StemCells shall, by no later than the Execution Date, vacate and deliver possession of the Premises to BMR “as is” and in its current condition.

4. Personal Property at Premises. StemCells hereby transfers to BMR any and all interest it has in and to any personal property, fixtures, equipment, furniture or other property (“Personal Property”) located in the Premises as of the Execution Date. BMR may dispose of the Personal Property in whatever manner BMR so elects without compensation to either BMR or StemCells, including (but not limited to) conveying or leasing the Personal Property to any successor tenant or otherwise engaging one or more third parties to dispose of the Personal Property. StemCells and BMR hereby waive all of their respective rights and remedies under California Civil Code Section 1983, et. seq., with respect to the disposition of the Personal Property, including (but not limited to) the receipt of any notice required thereunder and/or any right thereunder to any proceeds from any disposition of the Personal Property. StemCells shall not, from and after the Execution Date, remove any Personal Property from the Premises without BMR’s prior written consent. StemCells represents and warrants that it owns all of the Personal Property and that the Personal Property is free from any debt, liens or claims.

5. No Further Obligations. BMR and StemCells agree that each is excused as of the Execution Date from any further obligations with respect to the Lease, other than those described in Articles 11, 21, 28 and 35 and Section 12.11 of the Original Lease.

6. Dismissal of the Action. BMR will continue any pending motions or actions due (or stipulate to continue any such motions or actions due) so that no pleadings or papers shall be due to be filed by either of the Parties on or before the Payment Date. Within ten (10) business days following BMR’s receipt of the Settlement Amount, BMR shall file a request for dismissal with prejudice of the Action, and the Court shall retain jurisdiction to enforce the terms of this Agreement pursuant to Code of Civil Procedure § 664.6. Each Party shall bear its own attorneys’ fees and costs incurred in the Action and related to negotiation of this Agreement.

7. Mutual Release.

(a) Subject to the Conditions and except as set forth in Section 5, for valuable consideration and the mutual covenants and agreements contained herein, each Party (in such capacity, a “Releasor”) and its directors, officers, shareholders, employees, agents, members, representatives, attorneys, successors, affiliates and assigns, and all persons acting by, through, under or in concert with them or any of them, fully and forever release the other Party (in such capacity, a “Releasee”) and its affiliates, subsidiaries, parents, directors, officers, shareholders, employees, agents, members, representatives, managers, attorneys, successors and assigns, and all persons acting by, through, under or in concert with them or any of them, of and from any and all manner of actions or causes of action, at law or in equity; suits; debts; liens; contracts; agreements; promises; liabilities; claims; demands; damages; losses; costs or expenses of any nature whatsoever, known or unknown, fixed or contingent, which such Releasor or its directors, officers, shareholders, employees, agents, members, representatives, attorneys, successors, affiliates or assigns, and all persons acting by, through, under or in concert with them or any of them, now have or may hereafter have against such Releasee with respect to the Action and the Lease.

(b) Furthermore, with respect to all unknown claims involving the Action, each Releasor expressly releases and waives the provisions of California Civil Code Section 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties acknowledge that they have received the advice of legal counsel and/or had the opportunity to consult with legal counsel with respect to the aforementioned waiver and release and understand the terms thereof.

8. Settlement Not an Admission. The Parties acknowledge and understand that this Agreement (a) is entered into solely for the purpose of avoiding possible future expenses, burdens or distractions of litigation and (b) in no way constitutes an admission by any Party of any liability of any kind to any other party or of any wrongdoing on the part of BMR or StemCells or any of their respective officers, directors, shareholders, parents, subsidiaries, directors, partners, divisions, employees, attorneys, associates, agents, successors, predecessors, assigns, heirs, administrators or anyone affiliated with or acting on behalf of any of them.

9. Nondisparagement. The Parties agree that part of the consideration for this Agreement is that neither BMR nor StemCells shall make any disparaging comments either orally or in writing (paper or electronic form) about the other Party regarding any of the matters connected with or related to the Action, the Lease or the Premises in any way.

10. Assignment. StemCells represents and warrants that it has made no assignment, sublease, transfer or other disposition of the Premises or any interest in the Lease; or any demand, obligation or cause of action arising out of the Lease, and StemCells agrees that it will make no such assignment, transfer or other disposition.

11. Additional Acts. The Parties agree to perform such acts and execute such documents as may reasonably be required to fulfill the purposes and the intent of this Agreement.

12. Invalidity. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provisions of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provisions had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

13. Modification of Agreement. The Parties agree that this Agreement may be modified only by a writing executed by the Parties. Modification of this Agreement does not need to be supported by additional consideration but must express a specific intent to modify this Agreement.

14. Waiver of Terms. A waiver of any of the terms of this Agreement shall not be valid unless it is in writing and signed by all Parties. The failure of a Party to enforce at any time any of the provisions of this Agreement, or to require performance by the other of any of the provisions, shall not in any way be construed as a waiver of those provisions or to affect the validity of any part of this Agreement, or to affect the right of the Party to subsequently enforce every provision of this Agreement. A waiver of any breach of this Agreement shall not be held to be a waiver of any other or subsequent breach of this Agreement.

15. Application to Successors, Predecessors, Assigns, Etc.. Except as expressly stated herein, this Agreement shall inure to the benefit of and shall be binding upon each of the Parties and each of their respective successors and assigns.

16. Entire Agreement. This Agreement embodies the entire agreement of the Parties respecting the subject matter hereof. There are no promises, terms, conditions or obligations other than those contained in this Agreement. This document supersedes all previous communications, representations or agreements, either verbal or written, between the Parties related to the subject matter hereof.

17. Applicable Law. This Agreement shall be interpreted under the laws of the State of California, and shall be construed according to its fair meaning.

18. Attorneys’ Fees and Costs to Enforce this Agreement. In the event that it shall become necessary for any Party to employ an attorney, in connection with a breach or alleged breach of any term of this Agreement, the prevailing Party in any such dispute or action shall be entitled to such Party’s reasonable costs and fees incurred, including attorneys’ fees, in connection with that matter.

19. Authority. Each Party represents that the individual signing on its behalf has full and complete legal authority and permission to act on behalf of such Party.

20. Warranty of Capacity to Execute Agreement. Each Party represents and warrants that no other person or entity has or has had any interest in the claims, demands, obligations or causes of action referred to in this Agreement; that each Party has exclusive authority to execute this Agreement and receive any sums specified in it; and that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations or causes of action referred to in this Agreement.

21. No Construction against Drafter. Each Party has participated in the drafting of this Agreement, and this Agreement is a product of arms’ length negotiations. Accordingly, the language of this Agreement shall not be construed either in favor of or against any Party on the grounds that such Party drafted this Agreement.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Signatures transmitted by facsimile or email shall be deemed originals.

23. Failure to Pay the Settlement Amount. The Parties understand and acknowledge that StemCells’ ability to pay the Settlement Amount is contingent on the occurrence of certain conditions that StemCells may or may not be able to satisfy. In the event that the Settlement Amount is not timely paid (other than as a result of payments made to other StemCells’ creditors, employees, officers or directors; fraud; or malfeasance, with the Parties acknowledging that, if StemCells has the funds necessary to pay the Settlement Amount, it shall pay the same to BMR), the following Sections of this Agreement (the “Surviving Provisions”) shall remain in full force and effect: 1, 2 and 4, and 8 through 25. For the avoidance of doubt, if the Settlement Amount is not timely paid, StemCells’ personal property remaining in the Premises as of the Execution Date will be abandoned to BMR; neither Party shall have provided releases to the other Party (pursuant to Section 7 or otherwise); BMR would retain possession of the Premises, with StemCells having surrendered possession to BMR; BMR may proceed with the Action to determine whether StemCells has liability to BMR under the Lease or otherwise (including if StemCells does not vacate the Premises in the condition required by the Lease) and, if so, the amount of any damages; and, in the event of any conflict between the Lease and the Surviving Provisions, the Surviving Provisions shall control.

24. Notices. Notices hereunder shall be given to each Party by U.S. mail and electronic mail as follows:

For StemCells:

Keller & Benvenutti LLP

Tobias S. Keller, Esq.

650 California Street, Suite 1900

San Francisco, CA 94108

tkeller@kellerbenvenutti.com

For BMR:

Galuppo & Blake, APLC

Steven W. Blake, Esq.

2792 Gateway Rd., Suite 102

Carlsbad, CA 92009

sblake@galuppolaw.com

25. Effective Date of Agreement. This Agreement shall be effective as of the Execution Date.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

STEMCELLS, INC.,
a Delaware corporation

By:
Name:
Title:

BMR-PACIFIC RESEARCH CENTER LP,
a Delaware limited partnership

By:
Name:	Kevin M. Simonsen
Title:	Senior V.P., Real Estate Legal

Exhibit 10.5

EXHIBIT A

WIRE INSTRUCTIONS

[See attached]